INDEPENDENT AUDITORS' CONSENT

American Century World Mutual Funds, Inc.:

We consent to the use in Post-Effective Amendment No. 11 to Registration Statement No. 33-39242 of our report dated January 13, 1998, included in the Annual Report to Shareholders for the year ended November 30, 1997, and incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the captions "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.

                                                        /s/Deloitte & Touche LLP
                                                        Deloitte & Touche LLP
Kansas City, Missouri
October 26, 1998